UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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The following communication was sent by Grace H. Park, Executive Vice President and General Counsel and Justin B. Incardone, Deputy General Counsel, Corporate Secretary and Cybersecurity of Public Service Enterprise Group Incorporated (“PSEG”), to PSEG employees on April 14, 2026.

PSEG Stockholders – Exercise Your Right to Vote on Important Company Matters Before the Deadline Passes:

We want to remind you that on April 21 at 1 p.m., the company is holding its Annual Meeting for Stockholders that will provide an opportunity for stockholders, many of whom are you – our employees, to vote, have your say in the direction of the company, and participate in important governance decisions, including the election of our Board of Directors. Also on the ballot this year is the approval for an increase in number of shares available under the PSEG Employee Stock Purchase Plan that you as a PSEG employee can purchase at a discount, and several proposals that are designed to increase stockholders’ rights by eliminating language in our corporate governance documents that requires a large majority of our stockholders to approve important changes impacting our company. These large majority requirements, which the PSEG Board of Directors and management are seeking to eliminate in favor of stockholders, are known as “supermajority voting requirements.”

Information on the ballot items, how to vote and meeting materials are available on the PSEG Annual Meeting webpage at https://www.ezodproxy.com/ pseg/2026/annualmeeting. The Board and management recommend stockholders support — by voting “FOR” — all proposals on the ballot this year. The meeting is virtual only and a recording of the webcast will be made available to the public on the PSEG Annual Meeting webpage.

Grace and Justin